Exhibit 99.1

Contact Information:
CCG Investor Relations	China Agritech, Inc.
Crocker Coulson, President	Kelviz Lim Kok Siak, VP of Finance
(646) 213 1916	+86 10 5962 1220
crocker.coulson@ccgir.com	kelviz@chinaagritech.com
www.ccgir.com

FOR IMMEDIATE RELEASE

China Agritech Schedules Conference Call to Discuss Second
Quarter 2008 Results

Beijing, China – August 5, 2008 – Xinhua-PRNewswire-FirstCall/ — China Agritech, Inc. (OTC Bulletin Board: CAGC - News; "China Agritech" or "the Company"), a leading liquid fertilizer manufacturer in China, will host a conference call at 9:00 a.m. EDT on Wednesday, August 13, 2008, to discuss results for the second quarter 2008.

Hosting the call will be Mr. Kelviz Lim Kok Siak, Vice President of Finance, joined by Mr. Yu Chang, Chief Executive Officer of China Agritech. The Company plans to distribute its earnings on Tuesday, August 12, 2008 after market close.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (888) 339- 2688. International callers should dial 617-847-3007. The pass code for the call is 979 753 26.

If you are unable to participate in the call at this time, a replay will be available on Wednesday, August 13, 2008 at 11:00 a.m. EDT, through Wednesday, August 27, 2008. To access the replay from the United States dial 888-286-8010, or 617-801-6888 if calling internationally. Enter the Pass code 68775735.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the China Agritech website at http://www.chinaagritechinc.com . To listen to the live webcast, please go to the China Agritech website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on China Agritech's website for 90 days.

About China Agritech Inc.

China Agritech is engaged in the development, manufacture and distribution of organic liquid compound fertilizers and related products in the People's Republic of China. The Company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The Company sells its products to farmers located in 26 provinces of China. For more information visit http://www.chinaagritechinc.com

This release contains certain "forward-looking statements" relating to the business of China Agritech and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions, including but not limited to, statements regarding the continued demand for China Agritech’s products, China Agritech’s ability to sustain growth for the balance of the year and China Agritech’s ability to generally meet all of its objectives. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the SEC. Except as required by law, China Agritech is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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